EXHIBIT 99.1

                                  PRESS RELEASE

            VALENCE TECHNOLOGY ACCESSES $5 MILLION OF EQUITY CAPITAL

AUSTIN, Texas -- Oct. 1, 2003 -- Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Saphion(R) technology, a safer Lithium-ion rechargeable battery technology, today announced that it has drawn down $5 million for the 2nd fiscal quarter of 2004 from its equity financing commitment with Berg & Berg Enterprises, LLC, an affiliate of Carl Berg, a director and shareholder in the Company. The proceeds will be used to fund corporate operating needs and working capital.

Under the terms of the equity commitment, Valence issued to Berg & Berg 1,543,925 shares of restricted Common Stock purchased at a 15% discount to the average closing price of the stock for the five days prior to the purchase date or approximately $3.23 per share. Under Rule 144, these shares are restricted from being traded by Berg & Berg for a period of one year from the date of issuance, unless registered, and thereafter may be traded only in compliance with the volume restrictions imposed by this rule.

ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Saphion(R) technology, a safer Lithium-ion rechargeable battery technology. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion(R) technology and Lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at www.valence.com.

CONTACT:

     Valence Technology, Inc.
     Investor Contact: Kevin Mischnick, 512-527-2900 kevin.mischnick@valence.com

     or

     Blanc and Otus Public Relations
     Media Contact: Sue Ellen M. Schaming, 415-856-5129 sschaming@blancandotus.com